Exhibit 1

                           MIDLAND FINANCIAL CO.

                                    AND

                THE RECORDS COMPANY, A LIMITED PARTNERSHIP





                        REVOLVING CREDIT AGREEMENT



                               May 31, 1995

                             TABLE OF CONTENTS

                                                                   Page No.

ARTICLE I.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . .1
           "Advance" . . . . . . . . . . . . . . . . . . . . . . . . . . .1
           "Advance Date". . . . . . . . . . . . . . . . . . . . . . . . .1
           "Advance Limit" . . . . . . . . . . . . . . . . . . . . . . . .1
           "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . .1
           "AFR" or "Applicable Federal Rate". . . . . . . . . . . . . . .1
           "Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . .2
           "Aggregate Commitment". . . . . . . . . . . . . . . . . . . . .2
           "Amount Outstanding". . . . . . . . . . . . . . . . . . . . . .2
           "Business Day". . . . . . . . . . . . . . . . . . . . . . . . .2
           "Collateral". . . . . . . . . . . . . . . . . . . . . . . . . .2
           "Effective Date". . . . . . . . . . . . . . . . . . . . . . . .2
           "Event of Default". . . . . . . . . . . . . . . . . . . . . . .2
           "Financial Statement" . . . . . . . . . . . . . . . . . . . . .2
           "Indebtedness". . . . . . . . . . . . . . . . . . . . . . . . .2
           "Loan". . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
           "Loan Documents". . . . . . . . . . . . . . . . . . . . . . . .3
           "Material Adverse Effect" . . . . . . . . . . . . . . . . . . .3
           "Note". . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
           "Notice of Termination" . . . . . . . . . . . . . . . . . . . .3
           "Person". . . . . . . . . . . . . . . . . . . . . . . . . . . .3
           "Request for Advance" . . . . . . . . . . . . . . . . . . . . .3
           "Shares". . . . . . . . . . . . . . . . . . . . . . . . . . . .3
           "Security Documents". . . . . . . . . . . . . . . . . . . . . .4
           "Termination Date". . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE II.  Amounts and Terms of the Loan . . . . . . . . . . . . . . . .4
           2.1.    Loan. . . . . . . . . . . . . . . . . . . . . . . . . .4
           2.2.    Advances. . . . . . . . . . . . . . . . . . . . . . . .4
           2.3.    Note. . . . . . . . . . . . . . . . . . . . . . . . . .5
           2.4.    Interest. . . . . . . . . . . . . . . . . . . . . . . .5
           2.5.    Determination of Interest Rate. . . . . . . . . . . . .5
           2.6.    Maximum Interest Rate . . . . . . . . . . . . . . . . .5

ARTICLE III.  Collateral, Security Agreement and Security
     Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
           3.1.    Collateral; Delivery. . . . . . . . . . . . . . . . . .6
           3.2.    Security Agreement; Security Interest . . . . . . . . .6

ARTICLE IV.  Conditions of Lending . . . . . . . . . . . . . . . . . . . .7
           4.1.    Representations and Warranties. . . . . . . . . . . . .7
           4.2.    Delivery of Note. . . . . . . . . . . . . . . . . . . .8
           4.3.    No Default. . . . . . . . . . . . . . . . . . . . . . .8
           4.4.    Supporting Documents. . . . . . . . . . . . . . . . . .8
           4.5.    Financial Information . . . . . . . . . . . . . . . . .8
           4.6.    Litigation. . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE V.  Representations and Warranties . . . . . . . . . . . . . . . .8
           5.1.    Organization, Powers, etc . . . . . . . . . . . . . . .8
           5.2.    Authorization of Loans, etc.. . . . . . . . . . . . . .9
           5.3.    Title to Properties . . . . . . . . . . . . . . . . . .9
           5.4.    Litigation. . . . . . . . . . . . . . . . . . . . . . .9
           5.5.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . 10
           5.6.    Agreements. . . . . . . . . . . . . . . . . . . . . . 10
           5.7.    Investment Company Act. . . . . . . . . . . . . . . . 10
           5.8.    Federal Reserve Regulations . . . . . . . . . . . . . 10
           5.9.    Securities Activities . . . . . . . . . . . . . . . . 10
           5.10.   Compliance with Applicable Laws . . . . . . . . . . . 10
           5.11.   Consents, etc.. . . . . . . . . . . . . . . . . . . . 10
           5.12.   No Misrepresentation. . . . . . . . . . . . . . . . . 11

ARTICLE VI.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . 11
           6.1.    Existence, Properties, etc. . . . . . . . . . . . . . 11
           6.2.    Notice. . . . . . . . . . . . . . . . . . . . . . . . 11
           6.3.    Payment of Debts, Taxes, etc. . . . . . . . . . . . . 12
           6.4.    Financial Information . . . . . . . . . . . . . . . . 12
           6.5.    Access to Premises and Records. . . . . . . . . . . . 12
           6.6.    Compliance with Applicable Laws . . . . . . . . . . . 13
           6.7.    Additional Documents. . . . . . . . . . . . . . . . . 13

ARTICLE VII.  Negative Covenants . . . . . . . . . . . . . . . . . . . . 13
           7.1.    Limitation on Indebtedness. . . . . . . . . . . . . . 13
           7.2.    Modification of Debt Instruments. . . . . . . . . . . 13
           7.3.    Guarantees. . . . . . . . . . . . . . . . . . . . . . 13
           7.4.    Sale of Assets, Merger. . . . . . . . . . . . . . . . 13
           7.5.    Dividends, Purchases and Redemptions. . . . . . . . . 14
           7.6.    Liens . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE VIII.  Events of Default . . . . . . . . . . . . . . . . . . . . 15
           8.1.    Representations and Warranties. . . . . . . . . . . . 15
           8.2.    Misleading Documents. . . . . . . . . . . . . . . . . 15
           8.3.    Default . . . . . . . . . . . . . . . . . . . . . . . 15
           8.4.    Other Defaults. . . . . . . . . . . . . . . . . . . . 15
           8.5.    Failure to Comply with Certain Covenants. . . . . . . 16
           8.6.    Failure to Comply with Other Covenants. . . . . . . . 16
           8.7.    Receiver, Bankruptcy, Etc.. . . . . . . . . . . . . . 16
           8.8.    Appointment of Receiver, Reorganization . . . . . . . 16
           8.9.    Final Judgment. . . . . . . . . . . . . . . . . . . . 16
           8.10.   Representations and Warranties. . . . . . . . . . . . 16
           8.11.   Maturity of Other Debt. . . . . . . . . . . . . . . . 17
           8.12.   Insecurity. . . . . . . . . . . . . . . . . . . . . . 17
           8.13.   Material Adverse Effect . . . . . . . . . . . . . . . 17
           8.14.   Interest Rate . . . . . . . . . . . . . . . . . . . . 17
           8.15.   Application of Funds. . . . . . . . . . . . . . . . . 17

ARTICLE IX.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     9.    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
           9.1.    Acceleration of Note; Demand For Payment. . . . . . . 18
           9.2.    Rights Under Code . . . . . . . . . . . . . . . . . . 18
           9.3.    Effect of Selective Enforcement . . . . . . . . . . . 19
           9.4.    Waiver of Event of Default. . . . . . . . . . . . . . 19
           9.5.    Deposits; Setoff. . . . . . . . . . . . . . . . . . . 19

ARTICLE X.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 20
           10.1.   Conduct of Business . . . . . . . . . . . . . . . . . 20
           10.2.   Survival of Representations . . . . . . . . . . . . . 20
           10.3.   Cumulative Remedies . . . . . . . . . . . . . . . . . 20
           10.4.   Expenses. . . . . . . . . . . . . . . . . . . . . . . 20
           10.5.   Indemnification . . . . . . . . . . . . . . . . . . . 20
           10.6.   Limitation of Liability . . . . . . . . . . . . . . . 21
           10.7.   Notices . . . . . . . . . . . . . . . . . . . . . . . 21
           10.8.   Usury . . . . . . . . . . . . . . . . . . . . . . . . 22
           10.9.   Construction. . . . . . . . . . . . . . . . . . . . . 22
           10.10.  Submission to Jurisdiction; Venue . . . . . . . . . . 23
           10.11.  Binding Effect. . . . . . . . . . . . . . . . . . . . 23
           10.12.  Entire Agreement. . . . . . . . . . . . . . . . . . . 23
           10.13.  Counterparts. . . . . . . . . . . . . . . . . . . . . 23
           10.14.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . 23
           10.15.  Termination . . . . . . . . . . . . . . . . . . . . . 23

Schedules

     1    Pledge Agreement
     2    Promissory Note
     3    Request for Advance

                        REVOLVING CREDIT AGREEMENT


              THIS REVOLVING CREDIT AGREEMENT is entered into as of May 31, 1995, between THE RECORDS COMPANY, A LIMITED PARTNERSHIP (the "Borrower"), having a notice address at 501 West Interstate
44 Road, Oklahoma City, Oklahoma 73118-6054 and MIDLAND FINANCIAL CO., an Oklahoma corporation (the "Lender"), having a notice address at 501 West Interstate 44 Road, Oklahoma City, Oklahoma 73118-6054.

              The Borrower has applied to the Lender for a revolving credit loan and the Lender is willing to make such loan to the Borrower upon the terms and subject to the conditions hereinafter set forth;

              Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                 ARTICLE I

                                Definitions

    1. Certain Defined Terms. As used in this Agreement, including the Schedules hereto, the following terms shall have the meanings set forth below (such meanings to be equally appli-

cable to both the singular and plural forms of the terms defined):

         "Advance". Proceeds to be advanced and readvanced by the Lender to the Borrower hereunder.

         "Advance Date".  The date of an Advance as provided in
Section 2.2.1 hereof.

         "Advance Limit". The amount which the Lender may advance as provided in Section 2.2.3.

         "Affiliate". With respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the Management and policies of such Person. "Affiliate" shall include each director, officer and shareholder of a Person that is a corporation, and each general partner of a general or limited partnership.

         "AFR" or "Applicable Federal Rate". The short-term applicable federal rate of interest compounded annually as published from time to time in the Internal Revenue Bulletin as a Revenue Ruling pursuant to Section 1274(d) of the Internal
Revenue Code of 1986.

         "Agreement". This Revolving Credit Agreement as originally executed and, if amended, supplemented or restated, as so amended, supplemented or restated.

         "Aggregate Commitment". The aggregate amount which the Lender agrees to loan to the Borrower under the terms of this Agreement, which amount shall be $10,000,000 on the Effective Date and is subject to termination pursuant to the terms hereof.

         "Amount Outstanding". At any time, the aggregate amount of principal and accrued interest owing under the Note.

         "Business Day". A day which is a business day in Oklahoma City, Oklahoma and which is not a Saturday, Sunday or national holiday.

         "Collateral". Shares of the issued and outstanding common stock, par value $1.00 per share ("Common Stock") of Turner Corp., a Delaware corporation ("Turner") and all accounts, general intangibles, instruments and proceeds arising from or by virtue of, or collections with respect to, or comprising part of, any of the Turner Common Stock and other property pledged to or held by or for the Bank pursuant to this Agreement.

         "Effective Date".  Effective Date shall mean May 31,
1995.

         "Event of Default". The occurrence of any one or more of the events stated in Article VIII of this Agreement.

         "Financial Statement". A balance sheet and statements of income for a specified period ended on such date.

         "Indebtedness". All items categorized as liabilities on a balance sheet included in Financial Statements of a Person and further including, without limitation, (a) all indebtedness guaranteed by such Person, directly or indirectly, in any manner, or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted by such Person with recourse, including all indebtedness in effect guaranteed by such Person through agreements, contingent or otherwise, to purchase such indebtedness, or to purchase, sell or lease property pri-marily for the purpose of enabling another Person to make payment of such indebtedness or to assure the owner of such indebtedness against loss, or to supply funds or to in any other manner invest in another Person; (b) all indebtedness secured by a mortgage, lien, deed of trust, pledge, security interest, charge or encum-brance upon or in property owned by such Person, if that Person has made or is required to make payments in respect of such indebtedness; and (c) capitalized rental obligations of such Person.

         "Loan". The Advances to be made by the Lender to the Borrower as provided in Section 2.1 hereof.

         "Loan Documents". This Agreement including all Schedules hereto, the Note in the form of Schedule "2" hereto, the Pledge Agreement in the form of Schedule "1" attached, the Financing Statement in a form approved by Lender, the Request for Advance, the instruments issued pursuant thereto and all extensions, renewals, modifications and amendments thereof.

         "Material Adverse Effect". Any circumstance or event shall have occurred and be continuing which could reasonably be expected by the Lender to (a) have an adverse effect upon the validity, performance or enforceability of any Loan Documents,
(b) be material and adverse to the financial condition or business operations of the Borrower, (c) impair the ability of the Borrower to fulfill its obligations under this Agreement and under the Loan Documents, (d) impair the ability of the Lender to enforce its rights or avail itself of the remedies provided for in the Loan Documents, or (e) cause an Event of Default under this Agreement to occur.

         "Note". The Borrower's promissory note in the face amount of or, if more than one promissory note, in the aggregate face amount of the Aggregate Commitment and in the form of Schedule "2" annexed hereto, bearing the date of this Agreement and all extensions, renewals, modifications and increases thereof executed by Borrower and delivered to the Lender to evidence the loan and advances thereunder contemplated by this Agreement. The Note will be payable on the terms stated in Article II of this Agreement.

         "Notice of Termination". A notice given by the Lender that its willingness to lend under this Agreement has terminated. A Notice of Termination shall be deemed the Lender's demand for payment of all sums due and owing to the Lender by the Borrower under the terms of this Agreement.

         "Person". An individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

         "Request for Advance". The document in the form of Schedule "3" attached hereto, to be submitted to Lender upon and evidencing the request of the Borrower for a principal Advance under this Agreement.

         "Shares". Shares shall include any shares of capital stock of a Person or any class which have no preference except among each other in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of such Person and which are not sub-ject to mandatory redemption or sinking fund payments by such Person.

         "Security Documents". The term "Security Documents" shall collectively mean the Pledge Agreement, all financing statements and all other writings granting the Lender a Lien upon the Collateral, any supplements thereto, and any other agreements, authorizations, consents or writings contemplated therein.

         "Termination Date". Termination Date shall mean the date on which the Lender's commitment to make the Loan under this Agreement shall have been terminated pursuant to a Notice of Termination or such later date as may be agreed upon by the parties in accordance with the terms of this Agreement.

                                ARTICLE II

                       Amounts and Terms of the Loan

         2.1. Loan. The Lender agrees upon the terms and subject to the conditions hereof, to make loans (each such loan being an "Advance" and collectively the "Loan") to the Borrower in an aggregate principal Amount Outstanding at any one time not to exceed the Aggregate Commitment.

         2.2. Advances. All Advances hereunder shall be made by the Lender as follows:

               2.2.1. Request for Advance. The Borrower may request that Advances be made by providing the Lender with a duly executed and completed Request for Advance with respect to each requested Advance, which Request for Advance shall specify the principal amount of the proposed Advance and the proposed date for such Advance (the "Advance Date"), which shall be not earlier than one (1) Business Day following the Lender's receipt of such Request for Advance.

               2.2.2.  Incremental Advances.  Each request for
an Advance shall be made to the Lender at its office at 501 West
Interstate - 44 Road, Oklahoma City, Oklahoma 73118-6054, by crediting the Borrower's general deposit account at the Borrower's requested financial institution.

               2.2.3.  Advance Limit.  Subject to the other
provisions of this Agreement, the amount of each Advance shall be limited (the "Advance Limit") to the amount specified in the Request for Advance; provided that the Lender shall have no obligation to make a requested Advance to the extent that such Advance, if made, would cause the Amount Outstanding, plus the aggregate amount of all other Indebtedness of the Borrower to the Lender to exceed the Aggregate Commitment.

               2.2.4. Payments. The Borrower may borrow, re-borrow, pay and prepay hereunder in accordance with and subject to the provisions of this Agreement. Any such payment or prepayment of the Loan by the Borrower shall be made to Lender at its office at 501 West Interstate-44 Road, Oklahoma City, Oklahoma, 73118-6054. Lender shall promptly apply the proceeds of any such payment or prepayment in the manner set forth in
Section 8.14 hereof.

               2.2.5. Disbursements. The Lender will disburse as an Advance the Advance Amount included in such Request for Advance (in the form of Schedule 3 to this Agreement) but the amount of such Advance will not exceed the aggregate amount of the Advance Limits in connection with the current Request for Advance.

         2.3. Note. The obligations of the Borrower to repay the Advances made by Lender hereunder shall be evidenced by the Note payable to the Lender in the amount of the Aggregate Commit-ment. The Note shall be duly executed on behalf of the Borrower and dated and delivered to Lender on the Effective Date. The date and amount of each Advance and of each payment of principal hereunder shall be endorsed by Lender at the time of such Advance or payment on the schedule annexed to the Note issued to Lender. The aggregate unpaid principal amount of all Advances set forth on such schedule shall be the principal amount owing and unpaid on such Note; provided, however, that any such notation or the failure to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower with respect to the repayment of all Advances actually made hereunder. The unpaid principal amount of the Note, together with all unpaid interest accrued and accruing thereon shall be payable in full on the Termination Date.

         2.4. Interest. The Note shall bear interest (computed on the basis of the actual number of days elapsed in a year of 365 days) from the date of its delivery until payment in full of all amounts due thereunder on the unpaid principal amount thereof outstanding from time to time, at a rate per annum equal to the Applicable Federal Rate. Interest on the Note shall be payable to Lender, in arrears, on July 31 of each year, commencing July 31, 1995, and at the Termination Date (whether by Notice of Termination or otherwise), and, after the Termination Date, on demand.

         2.5. Determination of Interest Rate. A determination of the interest rate hereunder shall be made by Lender on the Effective Date and thereafter, so long as any amount under the Note remains unpaid, and Lender shall notify the Borrower in writing of any change in the interest rate.

         2.6. Maximum Interest Rate. It is not the intention of the Lender to charge interest at a rate in excess of the maximum legal rate of interest permitted to be charged to the Borrower under applicable law, but if, notwithstanding, interest in excess of said maximum legal rate shall be paid by the Bor-rower in accordance with the terms hereof, the excess shall be retained by Lender as additional cash collateral for the payment of the Loan.

                                ARTICLE III

           Collateral, Security Agreement and Security Interest

         3.1. Collateral; Delivery. Payment of the Indebted-ness, and the performance by the Borrower under this Agreement, shall be secured by one or more Security Documents, all in form and substance acceptable to the Lender, by which the Borrower conveys, mortgages and grants a Lien upon the Collateral now owned or hereafter acquired by the Lender. From time to time, during the term of this Agreement, the Lender, may require the Borrower to execute other and further Security Documents to confirm and further secure the interest of the Lender in the Collateral. At the time of execution hereof, the Borrower agrees to execute and deliver to the Lender, or redeliver as the case may be, all of the Collateral together with a Pledge Agreement in the form of Schedule "1" annexed hereto, and stock powers sufficient to transfer the Collateral into the Lender's name, upon Lender's election.

         During the term of this Agreement, all stock dividends or stock resulting from stock splits relating to the Collateral shall be delivered to the Lender as additional collateral security for the repayment of the Indebtedness. So long as no Event of Default has occurred or is continuing and, in the absence of an Unmatured Event of Default, the Borrower may receive all cash dividends in respect of the Collateral and may distribute such dividends to its shareholders.

         3.2. Security Agreement; Security Interest. In order to secure the payment of the Note and performance of the covenants contained therein and in this Agreement, and in con-sideration of this Agreement and of the covenants and warranties contained herein and in the Agreement Documents, the Borrower hereby grants, bargains, sells, releases, conveys, assigns, pledges, mortgages, hypothecates, sets over and confirms unto the Lender and grants to the Lender a first and prior security interest in and to all of the Collateral, whether now owned or hereafter acquired, together with all proceeds representing collections of principal and interest, and proceeds attributable to the sale thereof. The Collateral, when delivered to and while held by the Lender, shall be free and clear of all liens, encumbrances, and restrictions created by the Borrower or the Originator in favor of any Person other than the Lender. This Agreement is intended for security only and is to secure the obligations of the Borrower owing to the Lender as described in this Agreement, and it is understood that the Lender does not hereby assume any of the obligations of the Borrower in connec-tion with the Collateral. The security interest granted hereby includes, without limitation, a pledge and assignment by the Borrower of Mortgage Loans and such security interest constitutes the first and only encumbrance on the Collateral in which such security interest is granted. The Borrower shall, from time to time, as requested by the Lender, execute, acknowledge and deliver such documents and instruments and take such other action as the Lender or the Designee, execute, acknowledge and deliver such documents and instruments and take such other action as the Lender shall deem necessary and desirable to establish, protect and preserve the Lender's security interest in the Collateral.

         So long as no Event of Default has occurred and is con-tinuing, the Borrower shall have the right to manage and admin-ister any Collateral pledged and assigned to the Lender. The Lender, its officers, directors, agents and employees, shall be indemnified and held harmless by the Borrower from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against the Lender or any of their officers, directors, agents or employees growing out of or related to the holding of the Collateral, except any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, directly attributable to the gross negligence or willful misconduct of the Lender, its directors, officers,
employees and agents.   The Borrower shall promptly reimburse the
Lender for all costs, including the reasonable fees and disbursements of counsel, incurred by it in (a) preparing, filing and recording all instruments deemed necessary by the Lender to create and perfect the Lender's security interests in the Collateral; (b) taking custody on behalf of the Lender of any Shares or other instruments relating to the Collateral; and (c) obtaining such searches and legal opinions as the Lender shall deem necessary to satisfy itself as to the due perfection and priority of the Lender's security interest in the Collateral.

                                ARTICLE IV

                           Conditions of Lending

         The obligation of the Lender to make the Loan hereunder is subject to the following conditions precedent:

         4.1. Representations and Warranties. On the Effective Date and at the time of each Advance hereunder, the representations and warranties of the Borrower contained herein or in any other Loan Document delivered to the Lender hereunder by or on behalf of the Borrower shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, except to the extent that such representations and warranties expressly relate to an earlier date.

         4.2. Delivery of Note. On the Effective Date, Lender shall have received the Note, evidencing the Advances to be made hereunder, duly executed by the Borrower, and all other Loan Documents shall have been duly executed, acknowledged, and delivered to the Lender.

         4.3. No Default. On the Effective Date and at the time of each Advance hereunder, and after giving effect thereto, the Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and no Event of Default shall have occurred and be continuing.

         4.4. Supporting Documents. On or prior to the Effec-tive Date, Lender shall have received such supporting documents or other information with respect to the operations and affairs of the Borrower as the Lender or counsel to Lender may reasonably request.

         All such documents and proceedings provided for in this
Article IV shall be satisfactory in form, scope and substance to the Lender.

         4.5. Financial Information. The Lender shall have received current Financial Statements of the Borrower in form, and reflecting a financial condition, of the Borrower satisfac-tory to the Lender. Such Financial Statements shall include (a) unaudited Financial Statements of the Borrower as of the end of the most recently ended fiscal year, and (b) the Borrower's most recent federal income tax return.

         4.6. Litigation. The Borrower shall have provided to the Lender a schedule of all litigation to which Borrower is a party and the Lender shall be satisfied that such litigation will not have a Material Adverse Effect upon the financial and business conditions of Borrower in the event of an unfavorable outcome.

                                 ARTICLE V

                      Representations and Warranties

         The Borrower represents and warrants to Lender that:

         5.1. Organization, Powers, etc. The Borrower is a limited partnership duly created and exiting under the laws of the State of Oklahoma. The Borrower has the power and authority to own the properties which it purports to own and to carry on its business as now conducted, and has complied with all filing and other requirements of state and local laws, insofar as such laws relate to doing business by the Borrower, necessary to prevent the Borrower from thereafter being precluded, by reason of its failure so to file or comply with such requirements, from enforcing its rights with respect to its loans and investments. The Borrower has the power to execute, deliver and perform this Agreement, the Note and the other Loan Documents, and to borrow hereunder.

         5.2. Authorization of Loans, etc. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents will not violate or contravene (a) any applicable provision of law (including, without limitation, any applicable usury or similar law), (b) any order, rule or regulation of any court or other agency of government, (c) any provision of the Declaration of Trust of the Borrower, as amended, or (d) any indenture, agreement, or other instrument to which the Borrower is a party or by which the Borrower or any of its property is or may be bound, or be in conflict with, result in a breach of or constitute, with or without notice or passage of time, a default under any such indenture, agreement or other instrument, and except as otherwise contemplated by this Agreement, will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon or any security interest in any property or assets of the Borrower. This Agreement is, and the Note, and the other Loan Documents will be, when executed and delivered hereunder, legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

         5.3. Title to Properties. The Borrower has title to all its properties and assets, and all properties and assets acquired by the Borrower prior to the date hereof, except for (i) such assets as have been disposed of since the date thereof in the ordinary course of business or as are no longer used or useful in the conduct of its business and (ii) properties acquired by foreclosure or by deed in lieu thereof and held for a period not in excess of six months; and all such properties and assets are free and clear of mortgages, pledges, filed liens, charges and other encumbrances, except as reflected on such Financial Statements.

         5.4. Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower at law or in equity or before or by any federal, state municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve the Advances or the transactions herein contemplated or the possibility of any judgment or liability which, if determined adversely to the Borrower, individually or in the aggregate, would or could result in a Material Adverse Effect on the business, operations, properties or assets or in the condition (financial or other) of the Borrower nor is there any set of circumstances or state of facts currently or heretofore in existence and known to the Borrower which would serve as a basis for any such action, suit or proceeding. The Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation or any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which defaults, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties or assets or in the condition (financial or other) of the Borrower.

         5.5. Taxes. The Borrower is recently formed, and has not been required to file any federal, state or local tax returns. The Borrower knows of no proposed material tax assessment against it. Except as may be disclosed by letter addressed to the Lender delivered to the Lender prior to the Effective Date, no extension of time for the assessment of federal, state or local income taxes of the Borrower is in effect or has been requested.

         5.6. Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction materially and adversely affecting its business, operations, properties, assets or condition (financial or other) nor is it in default with respect to any agreement with any Person relating to Indebtedness for Money Borrowed. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

         5.7.  Investment Company Act.  The Borrower is not an
"Investment Company" within the meaning of the United States
Investment Company Act of 1940.

         5.8. Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States).

         5.9. Securities Activities. The Borrower has not issued, and will not issue, any Securities except such issuances as are (a) registered under the Securities Act of 1933, as amended, or (b) exempt from such registration.

         5.10. Compliance with Applicable Laws. The Borrower is in compliance and conformity with all laws, ordinances, rules, regulations, and all other legal requirements, the violation of which would have a Material Adverse Effect on the business, oper-ations, properties, assets or condition (financial or other) of the Borrower. The Borrower has not received and has no basis to expect to receive any order or notice of any violation or claim of violation of any such law, ordinance, rule or regulation.

         5.11. Consents, etc. No consent, approval, authoriza-tion of, or registration, declaration, or filing with any govern-mental authority (federal, state or local, domestic or foreign) is required in connection with the execution and delivery of this Agreement, the Note or other Loan Documents or the performance of or compliance with the terms, provisions and conditions thereof. To the extent that any franchises, licenses, certificates, authorizations, approvals or consents from any Federal, state or local (domestic or foreign) government, commission, bureau or agency are required for the acquisition, ownership, operation or maintenance by the Borrower of properties now owned, operated or maintained by it, such franchises, licenses, certificates, authorizations, approvals and consents have been validly granted, are in full force and effect and constitute valid and sufficient authorization therefor.

         5.12. No Misrepresentation. No representation or warranty contained herein or made hereunder and no certificate, schedule or other document furnished or to be furnished in connection with the transactions contemplated hereby contains or will contain a misstatement of a material fact or omits or will omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

                                ARTICLE VI

                           Affirmative Covenants

         The Borrower covenants and agrees that from the Effective Date and until payment in full of the principal of and interest on the Note and all other payments due hereunder unless the Lender shall otherwise consent in writing, the Borrower will:

         6.1. Existence, Properties, etc. Do or cause to be done all things necessary to preserve and maintain in full force and effect all qualifications or licenses required for the conduct of its business or reasonably required by the Lender to be maintained, and to comply with its Declaration of Trust, as amended, and with all applicable laws and all material contracts, instruments and agreements to which the Borrower is a party or by which the Borrower or any of its properties or assets may be bound or to which any of them is subject.

         6.2. Notice. Give prompt written notice to the Lender of any action or proceeding instituted by or against the Borrower in any Federal or state court or before any commission or other regulatory body, federal, state or local, or any such proceedings threatened against it in writing, which, if adversely determined, would have a Material Adverse Effect on the business, operations, properties, assets, or condition (financial or other) of the Borrower, and any other action, event or condition of any nature known to the Borrower which could reasonably be expected to lead to or result in a Material Adverse Effect upon the business, operations, properties, assets or condition (financial or other) of the Borrower, or which would constitute an Event of Default under this Agreement or a default under any other material contract, instrument or agreement to which the Borrower is a party or by which the Borrower or any of its properties or assets may be bound or to which any of them is subject.

         6.3. Payment of Debts, Taxes, etc. Pay all debts and perform all obligations promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon the Borrower or upon its income, receipts or any of its properties before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and perform any such debt or obligation if the effect of such failure to pay and perform will not accelerate the maturity thereof or of any other debt or obligation of the Borrower or permit the holder of any such debt or obligation to cause any such debt or obligation to become due prior to the stated maturity thereof; and provided, further, that the Borrower shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials and supplies for which the Borrower has obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued.

         6.4. Financial Information. Maintain a standard cash basis system of accounting, and furnish to the Lender copies of each of the following:

               6.4.1. Unaudited Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the first fiscal year ending after the date of this Agreement), Financial Statements of the Borrower as at the end of and for such fiscal year, in reasonable detail and stating in comparative form the figures as of the end of and for the previous fiscal year.

               6.4.2.  Other Information.  Such supplements to
the aforementioned documents and additional information and reports as the Lender may reasonably request, all in detail reasonably satisfactory to the Lender.

         6.5. Access to Premises and Records. At all reason-able times and as often as the Lender may reasonably request, permit authorized representatives designated by Lender to have access to the premises and properties of the Borrower and to the financial records of the Borrower and other records relating to the operations and procedures of the Borrower, to make copies of or excerpts from such records, and to discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, the Borrower, all as shall be relevant to the performance or observance of the terms, covenants or conditions of this Agreement or the financial condition of the Borrower.

         6.6. Compliance with Applicable Laws. Promptly comply with, conform to and obey all present and future laws, ordinances, rules, regulations and all other legal requirements applicable to the Borrower.

         6.7. Additional Documents. Promptly on demand by the Lender, the Borrower will perform or cause to be performed such actions and execute or cause to be executed all such additional agreements, contracts, indentures, documents and instruments as may be required to perfect and maintain the security interests and liens provided for in this Agreement and to fully preserve and protect the rights of the Lender hereunder.

                                ARTICLE VII

                            Negative Covenants

         The Borrower covenants and agrees that from the Effective Date and until payment in full of all principal and interest on the Note and all other payments due hereunder, unless the Lender shall otherwise consent in writing, the Borrower will not, either directly or indirectly:

         7.1. Limitation on Indebtedness. Incur, create or suffer to exist any Indebtedness except Indebtedness to Affiliates of the Borrower and trade accounts payable to Persons who are not Affiliates of the Borrower and which are incurred in the ordinary course of business.

         7.2. Modification of Debt Instruments. Amend or modify the terms of any agreement or other instrument in respect of Indebtedness of the Borrower to terms which are, in the opinion of the Lender, less favorable to the Borrower.

         7.3. Guarantees. Assume, guarantee or otherwise in any way become liable or responsible for obligations of any other Person, whether by agreement to purchase such obligations of any other Person, or agreement for the furnishing of funds through the purchase of goods, supplies or services (whether by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the obligations of any other Person, or otherwise, except for the endorsement of negotiable instrument in the ordinary course of business.

         7.4. Sale of Assets, Merger. Sell, lease or otherwise dispose of all or a substantial part of its properties and assets to any Person or Persons in any single transaction or series of related transactions, consolidate with or merge into any other Person, or acquire substantially all the properties or assets of any other Person unless immediately after such acquisition the Borrower is in compliance with the terms of this Agreement except the contemplated sale or securitization of the Mortgage Loans.

         7.5. Dividends, Purchases and Redemptions. Declare or pay any dividends, or make any distribution of cash or property, to beneficiaries of the Borrower if, immediately after giving effect to any such payment, the Borrower would not be in compliance with the terms, covenants and conditions of this Agreement.

         7.6. Liens. Create, incur, assume or suffer to be created, incurred or assumed, or permit to exist any pledge of, or any mortgage, lien, charge or encumbrance of any nature with respect to, any of its property or assets, or own or acquire or agree to acquire any property of any character subject to any security agreement, mortgage, conditional sale agreement or other title retention agreement, or assign, pledge, or in any way transfer or encumber its rights to receive income from any of its properties or assets unless such liens shall be subordinated, in form and substance and in a manner satisfactory to the Lender, to the prior repayment of the Note, provided, however, that the foregoing restrictions shall not prohibit:

               7.6.1.  Taxes, Etc.  Liens for taxes, assess-
ments, governmental charges, levies or claims described in
Section 6.3, if payment thereof shall not at the time be required to be made by such Section;

               7.6.2.  Mechanics and Materialmen.  Liens of
carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith; provided, however, that there shall have been set aside on the books of the Borrower such reserve, if any, as shall be required by generally accepted accounting principles;

               7.6.3. Ordinary Course. Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, statutory obligations or social security legislation, or for any other purpose at the time required by law as a condition precedent to the transaction of business or the exercise of any of the privileges or licenses of the Borrower;

               7.6.4. Appeals. Liens incurred in respect of attachments discharged within 60 days from the making thereof or judgments or awards in force for less than 20 days or with respect to which the Borrower shall, in good faith, be prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon appeal or proceeding for review shall have been secured if required;

               7.6.5. Title Matters. Title defects, or liens or encumbrances which do not secure Indebtedness, including survey exceptions or encumbrances, easements, or rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions as to the use of real estate, which title defects, liens and encumbrances do not, individually or in the aggregate, impair the use of such property in the operation of the Borrower's business or detract from the value of such property;

               7.6.6.  Disclosed Liens.  Presently existing
liens and pledges disclosed in the Financial Statements referred to in Section 5.3 hereof or which in the aggregate are not sub-stantial in amount and do not materially affect the operation of the Borrower; provided, however, that such liens or pledges shall not be renewed or extended unless otherwise permitted by the pro-visions of this Agreement; and

               7.6.7.  Other Liens.  Such other liens, charges
or encumbrances incidental to the conduct of its business or the ownership of the properties and assets of the Borrower which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of any properties or assets of the Borrower or materially impair the use thereof in the operation of its business.

                               ARTICLE VIII

                             Events of Default

         In the case of the happening of any of the following events (hereinafter called "Events of Default"):

         8.1. Representations and Warranties. Any represen-tation or warranty made herein shall prove to have been false and misleading, when made, in any material respect;

         8.2. Misleading Documents. Any report, financial statement or other Loan Document furnished in connection with this Agreement or the Loan hereunder shall prove to have been false and misleading, when furnished, in any material respect;

         8.3. Default. Default shall be made in the payment when and as due and payable of (a) the principal of the Note, (b) interest on the Note, (c) any of the expenses of the Lender required to be paid by the Borrower hereunder, or (d) any other amount payable to the Lender under the terms of this Agreement;

         8.4. Other Defaults. Default shall be made with respect to any Indebtedness of the Borrower (other than the Note) beyond any applicable period of grace, or default shall be made with respect to the performance of any other obligation incurred in connection with any such Indebtedness, if the effect of any such default is to accelerate the maturity of such or any other Indebtedness or any such Indebtedness shall not be paid when due, until and unless such default shall have been remedied or cured by the Borrower or shall have been waived by the holder or holders of such Indebtedness in accordance with the terms thereof;

         8.5.  Failure to Comply with Certain Covenants.
Default shall be made in the due observance or performance of the covenants, conditions and agreements on the part of Borrower to be observed or performed pursuant to Sections 6.4 and 6.5, and
Article VII hereof;

         8.6. Failure to Comply with Other Covenants. Default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to the terms of this Agreement and shall not have been remedied within 30 days after the occurrence of any such default;

         8.7.  Receiver, Bankruptcy, Etc.  The Borrower shall
(a) apply for or consent to the appointment of a receiver, trustee or liquidator of the Borrower or any of their respective properties or assets, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent or (e) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, insolvency, readjustment of debts, dissolution or liquidation or a similar proceeding under any law or statute, or any answer admitting the material allega-tions of a petition filed against it in any proceeding under any such law or if action shall be taken by it for the purpose of effecting any of the foregoing;

         8.8. Appointment of Receiver, Reorganization. An order, judgment or decree shall be entered without the applica-

tion, approval, or consent of the Borrower by any court of competent jurisdiction, approving a petition seeking reorganiza-tion of the Borrower or of all or a substantial part of its properties or assets, or appointing a receiver, trustee or liquidator of the Borrower and such order, judgment or decree shall continue unstayed and in effect for any period of 60 days;

         8.9. Final Judgment. Final judgments for the payment of money in excess of an aggregate of $25,000.00 shall be rendered against the Borrower, and the same shall remain undis-charged for a period of 30 days during which execution shall not be effectively stayed or contested in good faith;

         8.10. Representations and Warranties. Any repre-sentation, statement, certificate, schedule or report made or furnished to the Lender on behalf of the Borrower is false or erroneous in any material respect at the time of the making thereof or any representation, warranty or covenant ceases to be complied with in any material respect;

         8.11. Maturity of Other Debt. The acceleration of the maturity of any material amount of Indebtedness of the Borrower to any Person other than the Lender;

         8.12. Insecurity. At any time the Lender in good faith deems itself insecure or believes the payment of the Notes or the performance of the Loan Documents is or has been impaired;

         8.13. Material Adverse Effect. Any circumstance or event shall have occurred and be continuing which (a) could rea-sonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Docu-ments, (b) is or might be material and adverse to the financial condition or business operations of the Borrower, (c) could impair the ability of the Borrower to fulfill its obligations under this Agreement and under the Loan Documents, (d) could impair the ability of the Lender to enforce its rights or avail itself of the remedies provided for in the Loan Documents, or (e) cause an Event of Default to occur; or

         8.14. Interest Rate. At any time the Lender in good faith believes that the rate of interest payable under the Loan
Documents exceeds the then legal rate of interest under applicable law,

then, or at any time thereafter during the continuance of any such event, Lender, by written or telegraphic notice to the Borrower, may declare the Note and all other payments required to be made hereunder to be forthwith due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; provided, however, that the happening of any event set forth in subsections 8.3, 8.4, 8.5, 8.7, 8.8 and 8.11 of this Section shall cause immediate acceleration of all payments due hereunder as aforesaid unless such acceleration is waived by written or telegraphic notice to the Borrower by Lender. In the event of any such acceleration of all payments due hereunder, Lender's Aggregate Commitment hereunder shall automatically be terminated and the Lender shall cease making new commitments or increasing or extending existing commitments and proceed to liquidate its Portfolio in the ordinary course of business.

         8.15. Application of Funds. In the event that the Note shall have been declared due and payable pursuant to the terms of Sections 8.1 through 8.14 hereof, the Lender agrees that any funds received from or on behalf of the Borrower (including funds realized by foreclosure of the Lender's security interest, if any, in the Collateral) by the Lender shall be applied by Lender in liquidation of all amounts due Lender hereunder in the following manner and order:

               8.15.1. Expenses. First, to reimburse the Lender for any expenses incurred in accordance with Section 10.4 hereof;

               8.15.2. Interest. Second, to payment of interest due on the Note;

               8.15.3. Principal. Third, to payment of principal in respect of the Note.

                                ARTICLE IX

                                 Remedies

    9. Remedies. ON DEMAND, or on the occurrence of an Event of Default, whichever shall first occur, in addition to the Lender's rights and remedies under the Loan Documents, the Lender shall have the following additional remedies:

         9.1. Acceleration of Note; Demand For Payment. The Note and all other obligations of the Borrower to the Lender shall thereupon become immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower. ON DEMAND, or during the con-tinuance of any Event of Default, the Lender may, at its option, declare the Note to be immediately due and payable, and the Lender will be entitled to proceed to selectively and succes-sively enforce its rights under the Loan Documents, or any one or more of them.

         9.2. Rights Under Code. This Agreement shall constitute a security agreement under the Uniform Commercial Code of the State of Oklahoma (the "UCC"). The Lender shall have with respect to all Collateral all of the rights of a secured party under Article 9 of the UCC, together with, and not by way of limitation, all of the rights set forth herein. Upon an Event of Default, the Lender may require the Borrower to assemble any of the Collateral not in possession of the Lender and make it avail-able at a place reasonably convenient to both parties to be designated by the Lender. Should any Event of Default occur, the Lender shall have the right to sell the Collateral in one or more lots, at one or more times, at public or private sales and with or without notice of any kind that the Lender may elect, but in a commercially reasonable manner; and at such prices and on such terms, as to cash or credit, as the Lender may deem proper. Any sale may be made at any place designated by the Lender and the Lender shall have the right to become the purchaser at any such sale which is open to the public, free and clear of any claim, right or equity of redemption, all of which are expressly waived and released by the Borrower. If notice is given of the public sale of any of the Collateral, it is agreed that notice shall be satisfactorily given for all purposes if such notice is given to the Borrower at least ten (10) days prior to such sale. The foregoing notice provisions shall not preclude the Lender's rights to foreclose upon the Collateral in any other manner permitted under the UCC; however, a sale of the Collateral in accordance with such notice requirements shall be deemed a disposal of the Collateral in a commercially reasonable manner. The Lender shall have the right in connection with the Collateral either to sell the same as above provided, or to foreclose, sue upon, or otherwise seek to enforce the same in its own name or in the name of the Borrower as provided herein. After an Event of Default shall occur, the Lender shall have the right to renew, extend the time of payment of, or otherwise modify, amend, supplement, settle or compromise, in any manner, any obligations for the payment of money included in the Collateral, any security therefor and any other agreements, instruments, claims or choses in action of any kind, which may be included in the Collateral.

         9.3. Effect of Selective Enforcement. In the event the Lender shall elect to selectively and successively enforce its rights under any one or more of the instruments securing payment of the Note, such action shall not be deemed a waiver or discharge of any other lien or encumbrance securing payment of the Note until such time as the Lender shall have been paid in full all sums owing to the Lender.

         9.4. Waiver of Event of Default. The Lender may, by an instrument in writing signed by the Lender, waive any Event of Default which shall have occurred and any of the consequences of such Event of Default, and, in such event, the Lender and the Borrower will be restored to its former positions, rights and obligations hereunder. Any Event of Default so waived shall, for the purposes of this Agreement, be deemed to have been cured and not to be continuing; but no such waiver shall extend to any subsequent or other Event of Default or impair any consequences of such subsequent or other Event of Default.

         9.5. Deposits; Setoff. Regardless of the adequacy of any other collateral security held by the Lender, any deposits or other sums credited by or due from the Lender to Borrower will at all times constitute collateral security for all indebtedness and obligations of the Borrower owing to the Lender hereunder and may be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lender hereunder. The rights granted by this paragraph shall be in addition to the rights of the Lender under any statutory banker's lien.

                                 ARTICLE X

                               Miscellaneous

         10.1. Conduct of Business. Nothing contained in this Agreement hereof shall be construed to prevent the Borrower from foreclosing on Mortgage Loans or otherwise acquiring the owner-ship of properties financed by the Borrower, disposing of prop-erties, taking actions necessary for completing, marketing, carrying or operating properties financed or owned by the Bor-rower; provided, however, that any such actions are necessary for the proper conduct of the Borrower's business and are in the best interests of the Borrower.

         10.2. Survival of Representations. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Lender of the Loan herein contemplated and the execution and delivery to the Lender of the Note evidencing such Loan and shall continue in full force and effect so long as any portion of the Note is outstanding and unpaid and the Aggregate Commitment has not been terminated. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all cove-nants, promises and agreements by and on behalf of the Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lender.

         10.3. Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising any right here-under will operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

         10.4. Expenses. Whether or not the Loan hereby con-templated is consummated, the Borrower agrees to pay all out-of-pocket expenses incurred by the Lender in connection with the transaction herein contemplated, including, without limitation, all filing fees, recording costs, safekeeping fees, charges and disbursements of the Lender and of legal counsel for the Lender, and to pay all expenses (including legal expenses and attorney's fees) of every kind resulting from or incidental to the prepara-tion or enforcement of the Loan Documents.

         10.5. Indemnification. The Borrower shall indemnify the Lender and each Affiliate thereof and their respective officers, directors, employees, attorneys, and agents from, and hold each of them harmless against, any and all losses, lia-bilities, claims, damages, penalties, judgments, disbursements, costs, and expenses (including attorneys' fees) to which any of them may become subject which directly or indirectly arise from or relate to (a) the negotiation, execution, delivery, perfor-mance, administration, or enforcement of any of the Loan Docu-ments, (b) any of the transactions contemplated by the Loan Documents, (c) any breach by the Borrower of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents, or (d) any investigation, litigation, or other proceeding, including, without limitation, any threatened investigation, litigation, or other proceeding relating to any of the foregoing. Without limiting any provision of this Agreement or of any other Loan Document, it is the express intention of the parties hereto that each Person to be indemnified under this section shall be indemnified from and held harmless against any and all losses, liabilities, claims, damages, penalties, judg-ments, disbursements, costs, and expenses (including attorneys fees) arising out of or resulting from the sole or contributory negligence of such Person.

         10.6. Limitation of Liability. None of the Lender, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and the Bor-rower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or conse-quential damages suffered or incurred by the Borrower in connec-tion with, arising out of, or in any way related to, this Agree-ment or any of the other Loan Documents, or any of the transac-tions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of its Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

         10.7. Notices. All notices, requests and demands will be served by registered or certified mail, postage prepaid, as follows:

The Borrower:          The Records Company, A Limited
                       Partnership
                       MidFirst Plaza
                       501 West Interstate 44 Road, Suite 380
                       Oklahoma City, Oklahoma  73118-6054
                       Attn:  George J. Records

The Lender:            Midland Financial Co.
                       MidFirst Plaza
                       501 West Interstate 44 Road
                       Oklahoma City, Oklahoma  73118-6054
                       Attn:  Rollin E. Drew, Esq.
                              General Counsel

or at such other address as any party hereto shall designate for such purpose in a written notice to the other party hereto.

         10.8. Usury. It is the intention of the parties hereto to conform strictly to applicable usury laws now in force. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstand-ing anything to the contrary in any of the Loan Documents or in any other instrument or agreement entered into in connection with or as security for the Note, it is agreed as follows: (a) the aggregate of all consideration that constitutes interest under applicable law and that is contracted for, charged or received under this Agreement or under any of the Loan Documents (whether designated as interest, fees, indemnities, payments or otherwise) shall under no circumstances exceed the maximum amount of in-terest permitted by applicable law calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and any excess shall be cancelled automatically and, if theretofore paid, shall be credited on the applicable Note by the holder thereof (or, if such Note has been paid in full, re-funded to the Borrower); and (b) in the event that the maturity of the Note is accelerated by reason of an election of the Lender resulting from an event of Default under this Agreement or other-wise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never in-clude more than the maximum amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise, shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Note (or, if such Note has been paid in full, refunded to the Borrower). All sections and pro-visions of this Agreement, the Note, the Loan Documents and the other instruments now or hereafter executed in connection with or as security for any of such agreements or instruments, including without limitation those sections and provisions calling for the calculation of interest on the basis of the actual number of days elapsed over a year of three hundred sixty five (365) days, are subject to this paragraph 10.8, which limits the maximum amount of interest.

         10.9. Construction. This Agreement and the documents issued hereunder are executed and delivered as an incident to a lending transaction negotiated and to be performed in Oklahoma City, Oklahoma County, Oklahoma. The Loan Documents are intended to constitute a contract made under the laws of the State of Oklahoma and to be construed in accordance with the laws of said state. Nothing in this Agreement will be construed to constitute the Lender as a joint venturer with the Borrower or to constitute a partnership. Except for the terms defined in paragraph 1, the descriptive headings of the paragraphs of this Agreement are for convenience only and are not to be used in the construction of the content of this Agreement. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

         10.10. Submission to Jurisdiction; Venue. The Bor-rower and Lender hereby irrevocably: (a) submits and consents, and waives any objection to personal jurisdiction in the State of Oklahoma for the enforcement of the Loan Documents, and (b) waives any and all personal rights under the law of any state to object to jurisdiction in the State of Oklahoma for the purposes of litigation to enforce the Loan Documents. The Borrower further consents to the venue of any state or federal court sitting in Oklahoma County, Oklahoma, in any action arising under any of the Loan Documents. Initiating such proceeding or taking such action in any other state shall in no event constitute a waiver of the agreement contained herein that the law of the State of Oklahoma shall govern the rights and obligations of the Borrower and the Lender under the Loan Documents, or of the submission herein made by the Borrower to personal jurisdiction within the State of Oklahoma.

         10.11. Binding Effect. This Agreement will be binding on the Borrower and its successors and assigns, and will inure to the benefit of the Lender and its successors and assigns.

         10.12. Entire Agreement. This Agreement constitutes the entire agreement between the Lender and the Borrower and may be amended only by written instrument executed by the Lender and the Borrower.

         10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

         10.14. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

         10.15. Termination. This Agreement may be terminated by the Lender at any time by giving a Notice of Termination to the Borrower. The effective date of such termination shall be the date of such Notice of Termination, provided, that if No Event of Default exists on the date of such Notice of Termination, the effective date of such termination shall be the sixtieth day next following such Notice of Termination unless the parties otherwise agree.

         IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

BORROWER:                    THE RECORDS COMPANY, A LIMITED
                             PARTNERSHIP


                             By_______________________________
                               George J. Records,
                               General Partner


LENDER:                      MIDLAND FINANCIAL CO., an Oklahoma
                             corporation


                             By_______________________________
                                                     President